Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES COMPLETION
OF THE SALE OF ITS CONFORMING CONVENTIONAL
FIRST MORTGAGE LOAN ORIGINATION ASSETS

(Columbus, IN, September 27, 2006) Irwin Financial Corporation (NYSE:IFC), today announced it has completed the sale of substantially all of its conforming conventional first mortgage loan production assets and related contractual commitments to Freedom Mortgage Corporation of Mt. Laurel, NJ. A transfer of a portion of the assets was described in Irwin Financial's Report on Form 8-K dated September 18, 2006.

Completion of the transaction included the transfer of Irwin Mortgage Corporation's (IMC) mortgage loans held for sale and associated hedges.

The purchase price for the assets was approximately $275 million in cash. As part of the transaction, Freedom Mortgage assumed certain liabilities associated with the on going operations of the loan production business, and IMC retained liability for pending litigation and other obligations arising outside the ordinary course of business. Freedom Mortgage's purchase includes assets associated with Irwin Mortgage's loan origination operations, but excludes the segment's mortgage servicing operations and its mortgage servicing asset, each of which is being marketed separately.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.